C&D Technologies, Inc. to be Acquired by an affiliate of Angelo, Gordon & Co.
Blue Bell, PA., October 3, 2011 /PRNewswire

C&D Technologies, Inc. (OTC: CHHP) today announced the signing of a definitive merger agreement, pursuant to which C&D will be acquired by an affiliate of Angelo, Gordon & Co. in an all-cash transaction for $9.75 per share.  The deal is expected to close in the fourth quarter of this calendar year.  The transaction is not subject to a financing condition.

Terms of the Agreement

Under the terms of the merger agreement, each outstanding share of C&D common stock not owned by Angelo, Gordon & Co. or its affiliates will be converted into the right to receive $9.75 in cash, subject to the terms and conditions of the merger agreement.

Shareholders affiliated with Angelo, Gordon & Co. who hold approximately 65% of the outstanding shares of C&D’s common stock have executed a written consent to approve the transaction, thereby providing the required stockholder approval for this transaction. As a result, no further action by other stockholders of C&D is required to approve the transaction, but consummation of the transaction remains subject to certain closing conditions as set forth in the merger agreement.

The merger agreement was unanimously recommended by a special committee of the C&D Board of Directors and was then approved by C&D’s full Board of Directors.

Advisors

Potter Anderson & Corroon LLP serves as legal counsel and Perella Weinberg Partners LP acts as financial advisor to the special committee of the Board of Directors of C&D.  Willkie Farr & Gallagher LLP serves as legal counsel to C&D.  Simpson Thacher & Bartlett LLP serves as legal counsel and Houlihan Lokey serves as financial advisor to Angelo, Gordon & Co.

About C& D Technologies, Inc.

C&D is a leading manufacturer, marketer and distributor of electrical power storage systems for the standby power storage market. C&D primarily manufactures and markets integrated reserve power systems and components for the standby power market, which include telecommunications, uninterruptible power supply cable services and utilities and renewable energies. Integrated reserve power systems monitor and regulate electric power flow and provide backup power in the event of a primary power loss or interruption. C&D also produces the individual components of these systems including reserve batteries, power rectifiers, system monitors, power boards and chargers.  Major applications of these products include wireless and wireline telephone infrastructure, cable television signal powering, corporate data center powering, computer network backup for use during power outages and renewable energy integration.  C&D markets its products through independent manufacturer’s representatives, national and global distributors, specialty resellers and its own sales personnel to end users and original equipment manufacturers.

Additional Information and Where to Find It:

In connection with the proposed merger transaction, C&D will prepare an information statement for the stockholders of C&D to be filed with the Securities and Exchange Commission (the "SEC") and will mail the information statement to its stockholders and file other documents regarding the proposed transaction with the SEC as well.  C&D and Angelo, Gordon & Co. also intend to file a transaction statement on Schedule 13E-3 with the SEC relating to the merger. C&D urges investors and stockholders to read the information statement when it becomes available, as well as other documents filed with the SEC with respect to the transaction, because they will contain important information. Investors and security holders will be able to receive the information statement and other documents free of charge at the SEC's web site, http://www.sec.gov, or from C&D at 1400 Union Meeting Road, Blue Bell, PA 19422.

Forward Looking Statements:

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release, and C&D assumes no obligation to update the information included in this press release. Such forward-looking statements include information concerning C&D's possible or assumed future results of operations. These statements often include words such as "approximately," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions.  Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the expected closing date of the transaction; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; and C&D's ability to accurately predict future market conditions. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in C&D's 2011 Annual Report on Form 10-K and other filings with the SEC available at the SEC's website (http://www.sec.gov). Although C&D believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements.  Unless otherwise required by law, C&D also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

C&D Technologies, Inc.: Ian Harvie (215) 619-7835 e-mail: iharvie@cdtechno.com SOURCE C&D Technologies, Inc.